FOR IMMEDIATE RELEASE

August 7, 2008

ROEBLING FINANCIAL CORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Roebling, NJ – Frank J. Travea, III, President of Roebling Financial Corp, Inc., the parent company of Roebling Bank, Roebling, New Jersey, has announced earnings of $153,000 or $.09 per diluted share for the quarter ended June 30, 2008, compared to earnings of $88,000 or $.05 per diluted share for the same period last year. For the nine months ended June 30, 2008, earnings were $326,000 or $.20 per diluted share, compared to $239,000 or $.14 per diluted share for the same period last year, an increase of $87,000, or 36.4%. The increase in earnings is primarily the result of an increase in net interest income, reflecting an improvement in our interest rate spread. At June 30, 2008, total assets, deposits and stockholders’ equity were $150.4 million, $124.1 million and $17.2 million, respectively. Net loans increased by $6.4 million, or 6.3%, to $109.2 million at June 30, 2008 from $102.8 million at September 30, 2007. Non-performing loans to total loans were .40% at June 30, 2008, compared to .47% at September 30, 2008. We have not invested in sub-prime loans and will therefore not be experiencing write downs from loans on sub-prime portfolios, as so many financial institutions are. The Bank continues to be well-capitalized.

Roebling Bank operates five banking offices in New Jersey. The Bank has two offices in Roebling, and offices in New Egypt, Westampton and Delran. For more information about Roebling Bank, please contact Frank J. Travea, III or John J. Ferry, Chairman of the Board. Roebling Financial Corp, Inc. stock trades on the OTC Bulletin Board under the symbol “RBLG”.

Statements contained in this news release which are not historical facts are forward-looking tatements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.